Exhibit 99




FOR IMMEDIATE RELEASE

April 26, 2006



                          THE EASTERN COMPANY DECLARES
                 AN INCREASE IN REGULAR QUARTERLY CASH DIVIDEND


Naugatuck, CT-The Board of Directors of The Eastern Company (AMEX-EML) at a meeting held today, announced a 9% increase in its quarterly dividend from 11 cents to 12 cents per share payable June 15, 2006, to common stock shareholders of record as of May 19, 2006.

The declaration of this dividend represents the Company's 263rd consecutive quarterly dividend - a continuous record for over 65 years.

Leonard F. Leganza, President and CEO of the Company stated, "This dividend increase is in keeping with our desire to enable our shareholders to participate in the Company's success. We are pleased with the favorable performance levels of our operating units and are particularly pleased with the progress made toward future growth. As always, we will continue to evaluate additional opportunities to support our goal of enhancing shareholder value."

The Eastern Company is a 148-year-old manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.








Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255